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                                                                   EXHIBIT 10.41



                                LICENSE AGREEMENT

                                       for

               RIGHTS OF WAY (ROW), CONDUITS, AND POLE ATTACHMENTS



                              Dated: March 3, 1998


                                     Between


                       BELLSOUTH TELECOMMUNICATIONS, INC.
                                   (Licensor)

                                       And


                             KNOLOGY HOLDINGS, INC.
                                   (Licensee)



Licensee desires to conduct business in the following area(s):

AL        KY        LA       MS       TN       FL       GA       NC       SC

or

T BellSouth Region


                 BELLSOUTH LICENSE AGREEMENT NUMBER - BSIC981002


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                                    CONTENTS


SECTION                                                                                               PAGE

1.    Definitions....................................................................................  1
2.    Scope of Agreement.............................................................................  5
3.    Requirements and Specifications................................................................  9
4.    Additional Legal Requirements..................................................................  18
5.    Facilities and Licenses........................................................................  19
6.    Make-Ready Work................................................................................  20
7.    Application Form and Fees......................................................................  21
8.    Processing of Applications (Including Prelicense Surveys and Field Inspections)................  24
9.    Issuance of Licenses...........................................................................  25
10.   Construction of Licensee's Facilities..........................................................  26
11.   Use and Routine Maintenance of Licensee's Facilities...........................................  29
12.   Modification and Replacement of Licensee's Facilities..........................................  30
13.   Rearrangement of Facilities at the Request of Another..........................................  31
14.   Emergency Repairs and Pole Replacements........................................................  32
15.   Inspection By BellSouth of Licensee's Facilities...............................................  33
16.   Notice of Noncompliance........................................................................  33
17.   Unauthorized Occupancy or Utilization of BellSouth's Facilities................................  35
18.   Removal of Licensee's Facilities...............................................................  36
19.   Fees, Charges, and Billing.....................................................................  36
20.   Advance Payment and Imputation.................................................................  37
21.   Assurance of Payment...........................................................................  37
22.   Insurance......................................................................................  38
23.   Authorization Not Exclusive....................................................................  39
24.   Assignment of Rights...........................................................................  39
25.   Failure To Enforce.............................................................................  39
26.   Term of Agreement..............................................................................  40
27.   Supersedure of Previous Agreement(s)...........................................................  40


APPENDICES
      I    Schedule of Fees, Charges, and Attachment Transfer Rate Schedule
      II   Records Maintenance Centers

EXHIBITS
      I    Administrative Forms and Notices


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               RIGHTS OF WAY (ROW), CONDUITS AND POLE ATTACHMENTS


This Agreement sets forth the terms and conditions under which BellSouth shall afford to Licensee access to BellSouth's poles, ducts, conduits and rights-of-way, pursuant to the Act.


1.       DEFINITIONS

         Definitions in General. Except as the context otherwise requires, the terms defined in this Section shall, as used herein, have the meanings set forth in 1.1 through 1.29.

1.1 Anchor. The term "anchor" refers to a device, structure, or assembly which stabilizes a pole and holds it in place. An anchor assembly may consist of a rod and fixed object or plate, typically embedded in the ground, which is attached to a guy strand or guy wire, which, in turn, is attached to the pole. The term "anchor" does not include the guy strand which connects the anchor to the pole and includes only those anchors which are owned by BellSouth, as distinguished from anchors which are owned and controlled by other persons or entities.

1.2 Anchor/guy strand. The term "anchor/guy strand" refers to supporting wires, typically stranded together, or other devices attached to a pole and connecting that pole to an anchor or to another pole for the purpose of increasing pole stability. The term "anchor/guy strand" includes, but is not limited to, strands sometimes referred to as "anchor strands," "down guys," "guy strands," and "pole-to-pole guys."

1.3 Communications Act of 1934. The terms "Communications Act of 1934" and "Communications Act" refer to the Communications Act of June 19, 1934, 48 Stat. 1064, as amended, including the provisions codified as 47 U.S.C. Sections 151 et seq. The Communications Act includes the Pole Attachment Act of 1978, as defined in 1.23 following.

1.4 Assigned. The term "assigned", when used with respect to conduit or duct space or pole attachment space, refers to any space in such conduit or duct or on such pole that is occupied by a telecommunications service provider or a municipal or other governmental authority. To ensure the judicious use of poles and conduits, space "assigned" to a telecommunications service provider must be physically occupied by the service provider, be it BellSouth or a new entrant, within twelve (12) months of the space being "assigned."



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1.5      Available. The term "available", when used with respect to conduit or duct space or pole attachment space, refers to any usable space in such conduit or duct or on such pole not assigned to a specific provider at the applicable time.

1.6 Conduit occupancy. The terms "conduit occupancy" and "occupancy" refer to the presence of wire, cable, optical conductors, or other facilities within any portion of BellSouth's conduit system.

1.7 Conduit system. The term "conduit system" refers to any combination of ducts, conduits, manholes, and handholes joined to form an integrated whole. In this Agreement, the term refers to conduit systems owned or controlled by BellSouth.

1.8 Cost. The term "cost" as used herein refers to charges made by BellSouth to Licensee for specific work performed, and shall be (a) the actual charges made by subcontractors to BellSouth for work and/or, (b) if the work was performed by BellSouth employees, the rates set forth in the Price Schedule of the General Terms and Conditions of BellSouth.

1.9 Duct. The term "duct" refers to a single enclosed tube, pipe, or channel for enclosing and carrying cables, wires, and other facilities. As used in this Agreement, the term "duct" includes "inner ducts" created by subdividing a duct into smaller channels.

1.10 Facilities. The terms "facility" and "facilities" refer to any property or equipment utilized in the provision of telecommunication services.

1.11     The acronym "FCC" refers to the Federal Communications Commission.

1.12 Inner-Duct. The term "inner-duct" refers to a pathway created by subdividing a duct into smaller channels.

1.13 Joint User. The term "joint user" refers to a utility which has entered into an agreement with BellSouth providing reciprocal rights of attachment of facilities owned by each party to the poles, ducts, conduits and rights-of-way owned by the other party.

1.14 Licensee. The term "licensee" refers to a person or entity which has entered or may enter into an agreement or arrangement with BellSouth permitting such person or entity to place its facilities in BellSouth's conduit system or attach its facilities to BellSouth's poles or anchors.


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1.15     Lashing. The term "lashing" refers to the attachment of a
         licensee's-sheath or inner-duct to a supporting strand.

1.16 License. The term "license" refers to any license issued pursuant to this Agreement and may, if the context requires, refer to conduit occupancy or pole attachment licenses issued by BellSouth prior to the date of this Agreement.

1.17 Make-Ready work. The term "make-ready work" refers to all work performed or to be performed to prepare BellSouth's conduit systems, poles or anchors and related facilities for the requested occupancy or attachment of Licensee's facilities. "Make-Ready work" includes, but is not limited to, clearing obstructions (e.g., by "rodding" ducts to ensure clear passage), the rearrangement, transfer, replacement, and removal of existing facilities on a pole or in a conduit system where such work is required solely to accommodate Licensee's facilities and not to meet BellSouth's business needs or convenience. "Make-Ready work" may require "dig-ups" of existing facilities and may include the repair, enlargement or modification of BellSouth's facilities (including, but not limited to, conduits, ducts, handholes and manholes) or the performance of other work required to make a pole, anchor, conduit or duct usable for the initial placement of Licensee's facilities.

1.18 Manhole. The term "manhole" refers to an enclosure, usually below ground level and entered through a hole on the surface covered with a cast iron or concrete manhole cover, which personnel may enter and use for the purpose of installing, operating, and maintaining facilities in a conduit.

1.19 Occupancy. The term "occupancy" shall refer to the physical presence of telecommunication facilities in a duct, on a pole, or within a Right-of-way.

1.20 Person acting on Licensee's behalf. The terms "person acting on Licensee's behalf," "personnel performing work on Licensee's behalf," and similar terms include both natural persons and firms and ventures of every type, including, but not limited to, corporations, partnerships, limited liability companies, sole proprietorships, and joint ventures. The terms "person acting on Licensee's behalf," "personnel performing work on Licensee's behalf," and similar terms specifically include, but are not limited to, Licensee, its officers, directors, employees, agents, representatives, attorneys, contractors, subcontractors, and other persons or entities performing services at the request of or as directed by Licensee and their respective officers, directors, employees, agents, and representatives.



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1.21     Person acting on BellSouth's behalf. The terms "person acting on
         BellSouth's behalf," "personnel performing work on BellSouth's behalf," and similar terms include both natural persons and firms and ventures of every type, including but not limited to corporations, partnerships, limited liability companies, sole proprietorships, and joint ventures. The terms "person acting on BellSouth's behalf," "personnel performing work on BellSouth's behalf," and similar terms specifically include, but are not limited to, BellSouth, its officers, directors, employees, agents, representatives, attorneys, contractors, subcontractors, and other persons or entities performing services at the request or on behalf of BellSouth and their respective officers, directors, employees, agents, and representatives.

1.22 Pole. The term "pole" refers to both utility poles and anchors but only to those utility poles and anchors owned or controlled by BellSouth, and does not include utility poles or anchors with respect to which BellSouth has no legal authority to permit attachments by other persons or entities.

1.23 Pole Attachment Act. The terms "Pole Attachment Act" and "Pole Attachment Act of 1978" refer to those provisions of the Communications Act of 1934, as amended, now codified as 47 U.S.C. ss. 224.

1.24 Prelicense survey. The term "prelicense survey" refers to all work and activities performed or to be performed to determine whether there is adequate capacity on a pole or in a conduit or conduit system (including manholes and handholes) to accommodate Licensee's facilities and to determine what make-ready work, if any, is required to prepare the pole, conduit or conduit system to accommodate Licensee's facilities.

1.25 Right of Way (ROW). The term "right of way" refers to the right to use the land or other property of another party to place poles, conduits, cables, other structures and equipment, or to provide passage to access such structures and equipment. A Right of Way may run under, on, or above public or private property (including air space above public or private property) and may include the right to use discrete space in buildings, building complexes, or other locations.

1.26 Sheath. The term "sheath" refers to a single outer covering containing communications wires, fibers, or other communications media.

1.27 Spare Capacity. The term "spare capacity" refers to any pole attachment space, conduit, duct or inner-duct not currently assigned or



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         subject to a pending application for attachment/occupancy. Spare capacity does not include an inner duct (not to exceed one inner-duct per party) reserved by BellSouth, Licensee, or a third party for maintenance, repair, or emergency restoration.

1.28 State. When capitalized, the term "State" (as used in terms such as "this State") refers to the State of Georgia.

1.29 Third Party. The terms "third party" and "third parties" refer to persons and entities other than Licensee and BellSouth. Use of the term "third party" does not signify that any such person or entity is a party to this Agreement or has any contractual rights hereunder.


2.       SCOPE OF AGREEMENT

2.1 Undertaking of BellSouth. BellSouth shall provide Licensee with equal and nondiscriminatory access to pole space, conduits, ducts, and rights-of-way on terms and conditions equal to those provided by BellSouth to itself or to any other telecommunications service provider. Further, BellSouth shall not withhold or delay assignment of such facilities to Licensee because of the potential or forecasted needs of itself or other parties.

2.2 Attachments and Occupancies Authorized by this Agreement. BellSouth shall issue one or more licenses to Licensee authorizing Licensee to attach facilities to BellSouth's owned or controlled poles and to place facilities within BellSouth's owned or controlled conduits, ducts or rights-of-way under the terms and conditions set forth in this Section and the Telecommunications Act of 1996.

2.2.1 Unless otherwise provided herein, authority to attach facilities to BellSouth's owned or controlled poles, to place facilities within BellSouth's owned or controlled conduits, ducts or rights-of-way shall be granted only in individual licenses granted under this Agreement and the placement or use of such facilities shall be determined in accordance with such licenses and procedures established in this Agreement.

2.2.2 Licensee agrees that its attachment of facilities to BellSouth's owned or controlled poles, occupancy of BellSouth's owned or controlled conduits, ducts or rights-of-way shall take place pursuant to the licensing procedures set forth herein, and BellSouth agrees that it shall not unreasonably withhold or delay issuance of such licenses.



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2.3      Licenses. Subject to the terms and conditions set forth in this
         Agreement, BellSouth shall issue to Licensee one or more licenses authorizing Licensee to place or attach facilities in or to specified poles, conduits, ducts or rights-of-way owned or controlled by BellSouth located within this state on a first come, first served basis. BellSouth may deny- a license application if BellSouth determines that the pole, conduit or duct space specifically requested by Licensee is necessary to meet BellSouth's present needs, or is licensed by BellSouth to another licensee, or- is otherwise unavailable based on engineering concerns. BellSouth shall provide written notice to Licensee within a reasonable time specifying in detail the reasons for denying Licensee's request. BellSouth shall have the right to designate the particular duct(s) to be occupied, the location and manner in which Licensee's facilities will enter and exit BellSouth's conduit system and the specific location and manner of installation for any associated equipment which is permitted by BellSouth to occupy the conduit system.

2.4 Access and Use of Rights-of-Way. BellSouth acknowledges that it is required by the Telecommunications Act of 1996 to afford Licensee access to and use of all associated rights-of-way to any sites where BellSouth's owned or controlled poles, manholes, conduits, ducts or other parts of BellSouth's owned or controlled conduit systems are located.

2.4.1 BellSouth shall provide Licensee with access to and use of such rights-of-way to the same extent and for the same purposes that BellSouth may access or use such rights-of-way, including but not limited to access for ingress, egress or other access and to construct, utilize, maintain, modify, and remove facilities for which pole attachment, conduit occupancy, or ROW use licenses have been issued, provided that any agreement with a third party under which BellSouth holds such rights expressly or impliedly grants BellSouth the right to provide such rights to others.

2.4.2 Where BellSouth notifies Licensee that BellSouth's agreement with a third party does not expressly or impliedly grant BellSouth the ability to provide such access and use rights to others, upon Licensee's request, BellSouth will use its best efforts to obtain the owner's consent and to otherwise secure such rights for Licensee. Licensee agrees to reimburse BellSouth for the reasonable --and demonstrable costs incurred by BellSouth in obtaining such rights for Licensee.

2.4.3 In cases where a third party agreement does not grant BellSouth the right to provide access and use rights to others as contemplated in
         2.4.1 and BellSouth, despite its best efforts, is unable to secure such



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         access and use rights for Licensee in accordance with 2.4.2, or, in the case where Licensee elects not to invoke its rights under 2.4.1 or 2.4.2, Licensee shall be responsible for obtaining such permission to access and use such rights-of-way. BellSouth shall cooperate with Licensee in obtaining such permission and shall not prevent or delay any third party assignment of ROW's to Licensee.

2.4.4 Where BellSouth has any ownership or rights-of-way to buildings or building complexes, or within buildings or -building complexes, BellSouth shall offer to Licensee through a license or other attachment:

2.4.4.1 The right to use any available space owned or controlled by BellSouth in the building or building complex to install Licensee equipment and facilities; and

2.4.4.2  Ingress and egress to such space.

2.4.5 Except to the extent necessary to meet the requirements of the Telecommunications Act of 1996, neither this Agreement nor any license granted hereunder shall constitute a conveyance or assignment of any of either party's rights to use any public or private rights-of-way, and nothing contained in this Agreement or in any license granted hereunder shall be construed as conferring on one party any right to interfere with the other party's access to any such public or private rights-of-way.

2.5 No Effect on BellSouth's Right to Convey Property. Nothing contained in this Agreement or in any license issued hereunder shall in any way affect the right of BellSouth to convey to any other person or entity any interest in real or personal property, including any poles, conduit or ducts to or in which Licensee has attached or placed facilities pursuant to licenses issued under this Agreement provided however that BellSouth shall give Licensee reasonable advance written notice of such intent to convey.

2.6 No Effect on BellSouth's Rights to Manage its Own Facilities. This Agreement shall not be construed as limiting or interfering with BellSouth's rights set forth below, except to the extent expressly provided by the provisions of this Agreement or licenses issued hereunder or by the Telecommunications Act of 1996 or other applicable laws, rules or regulations:

2.6.1 To locate, relocate, move, replace, modify, maintain, and operate BellSouth's own facilities within BellSouth's conduits, ducts or rights-of way or any of BellSouth's facilities attached to BellSouth's poles at



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         any time and in any reasonable manner which BellSouth deems appropriate to serve its customers, avail itself of new business opportunities, or otherwise meet its business needs; or

2.6.2 To enter into new agreements or arrangements with other persons or entities permitting them to attach or place their facilities to or in BellSouth's poles, conduits or ducts; provided, however, that such relocations, moves, replacements, modifications, maintenance and operations or new agreements or arrangements shall not substantially interfere with Licensee's pole attachment, conduit occupancy or ROW use, rights provided by licenses Issued pursuant to this Agreement.

2.7 No Effect on Licensee's Rights to Manage its Own Facilities. This Agreement shall not be construed as limiting or interfering with Licensee's rights set forth below, except to the extent expressly provided by the provisions of this Agreement or licenses issued hereunder or by the Telecommunications Act of 1996 or other applicable laws, rules or regulations:

2.7.1 To locate, relocate, move, replace, modify, maintain, and operate its own facilities within BellSouth's conduits, ducts or rights-of-way or its facilities attached to BellSouth's poles at any time and in any reasonable manner which Licensee deems appropriate to serve its customers, avail itself of new business opportunities, or otherwise meet its business needs; or

2.7.2 To enter into new agreements or arrangements with other persons or entities permitting Licensee to attach or place its facilities to or in such other persons' or entities' poles, conduits or ducts, or rights-of-way; provided, however, that such relocations, moves, replacements, modifications, maintenance and operations or new agreements or arrangements shall not conflict with Licensee's obligations under licenses issued pursuant to this Agreement.

2.8 No Right to Interfere with Facilities of Others. The provisions of this Agreement or any license issued hereunder shall not be construed as authorizing either party to this Agreement to rearrange or interfere in any way with any of the other party's facilities, with the facilities of other persons or entities, or with the use of or access to such facilities by such other party or such other persons or entities, except to the extent expressly provided by the provisions of this Agreement or any license issued hereunder or by the Telecommunications Act of 1996 or other applicable laws, rules or regulations.



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2.8.1    Licensee acknowledges that the facilities of persons or entities other than BellSouth and Licensee may be attached to or occupy BellSouth's poles, conduits, ducts and rights-of-way.

2.8.2 BellSouth shall not attach, or give permission to any third parties to attach facilities to, existing Licensee facilities without Licensee's prior written consent. If BellSouth becomes aware of any such unauthorized attachment to Licensee facilities, BellSouth shall use its best efforts to rectify the situation as soon as practicable.

2.8.3 With respect to facilities occupied by Licensee or the subject of an application for attachment by Licensee, BellSouth will give to Licensee 60 days' written notice for conduit extensions or reinforcements, 60 days' written notice for pole line extensions, 60 days' written notice, for pole replacements, and 60 days' written notice of BellSouth's intention to construct, reconstruct, expand or place such facilities or of BellSouth's intention not to maintain or use any existing facility and, in the case of an existing facility which BellSouth elects not to maintain or use, BellSouth will grant to Licensee a right to maintain and use such facility. If an emergency or provisions of an applicable joint use agreement require BellSouth to construct, reconstruct, expand or replace poles, conduits or ducts occupied by Licensee or the subject of an application for attachment by Licensee, BellSouth will notify Licensee as soon as reasonably practicable of such proposed construction, reconstruction, expansion or replacement to enable Licensee, if it so desires, to request that a pole, conduit or duct of greater height or capacity be utilized to accommodate an anticipated facility need of Licensee.

2.8.4 At Licensee's expense, BellSouth shall remove any retired cable from conduit systems to allow for the efficient use of conduit space within a reasonable period of' time.

2.9 Assignment of Space. Assignment of space on poles, in conduits or ducts and within ROW's will be made pursuant to licenses granted by BellSouth on an equal basis to BellSouth, Licensee and other telecommunication service providers.


3.       REQUIREMENTS AND SPECIFICATIONS

3.1 Published Standards Incorporated in this Section by Reference. Licensee agrees that its facilities shall be placed, constructed, maintained, repaired, and removed in accordance with current (as of the date when such work is performed) editions of the following



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         publications, each of which is incorporated by reference as part of this Section:

3.1.1 The Blue Book Manual of Construction Procedures, Special Report SR.-TAP-00 142 1, published by Bell Communications Research, Inc. ("BellCore"), and sometimes referred to as the "Blue Book";

3.1.2    The National Electrical Code (NEC); and

3.1.3    The National Electrical Safety Code (NESC).

3.2 Changes in Published Standards. Licensee agrees to rearrange its facilities in accordance with changes in the standards published in the publications specified in Article 3.1 of this Agreement if required by law to do so or upon the mutual agreement of the parties.

3.3 Additional Electrical Design Specifications. Licensee agrees that, in addition to specifications and requirements referred to in Article 3.1 above, Licensee's facilities placed in BellSouth's conduit system shall meet all of the following electrical design specifications:

3.3.1 No facility shall be placed in BellSouth's conduit system in violation of FCC regulations.

3.3.2 Licensee's facilities placed in BellSouth's conduit system shall not be designed to use the earth as the sole conductor for any part of Licensee's circuits.

3.3.3 Licensee's facilities carrying more than 50 volts AC (rms) to ground or 135 volts DC to ground shall be enclosed in an effectively grounded sheath or shield.

3.3.4 No coaxial cable of Licensee shall occupy a conduit system containing BellSouth's cable unless such cable of Licensee meets the voltage limitations of Article 820 of the National Electrical Code.

3.3.5 Licensee's coaxial cable may carry continuous DC voltages up to 1800 volts to ground where the conductor current will not exceed one-half amperes and where such cable has two separate grounded metal sheaths or shields and a suitable insulating jacket over the outer sheath or shield. The power supply shall be so designed and maintained that the total current carried over the outer sheath shall not exceed 200 micro amperes under normal conditions. Conditions which would increase the current over this level shall be cleared promptly.



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3.3.6    Neither party shall circumvent the other party's corrosion mitigation measures. Each party's new facilities shall be compatible with the other party's facilities so as not to damage any facilities of the other party by corrosion or other chemical reaction.

3.4 Additional Physical Design Specifications. Licensee's facilities placed in BellSouth's conduit system must meet all of the following physical design specifications:

3.4.1 Cables bound or wrapped with cloth or having any kind of fibrous coverings or impregnated with an adhesive material shall not be placed in BellSouth's conduit or ducts.

3.4.2 The integrity of BellSouth's conduit system and overall safety of BellSouth's personnel and other personnel working in BellSouth's conduit system requires that "dielectric cable" be required when Licensee's cable facility utilizes an alternative duct or route that is shared in the same trench by any current carrying facility of a power utility.

3.4.3 New construction splices in Licensee's fiber optic and twisted pair cables shall be located in manholes, pull boxes or handholes.

3.5 Additional Specifications Applicable to Connections. The following specifications apply to connections of Licensee's conduit to BellSouth's conduit system:

3.5.1 Licensee will be permitted to connect its conduit or duct only at the point of a BellSouth manhole. No attachment will be made by entering or breaking into conduit between manholes. All necessary work to install Licensee facilities will be performed by Licensee or its contractor at Licensee's expense. In no event shall Licensee or its contractor "core bore" or make any other modification to BellSouth manhole(s) without the prior written approval of BellSouth, which approval will not be unreasonably delayed or withheld.

3.5.2 BellSouth may monitor, at Licensee's expense, the entrance and exit of Licensee's facilities into BellSouth's manholes and the placement of Licensee's facilities in BellSouth's manholes.

3.5.3 If Licensee constructs or utilizes a duct connected to BellSouth's manhole, the duct and all connections between that duct and BellSouth's manhole shall be sealed, to the extent practicable, to prevent the entry of gases or liquids into BellSouth's conduit system. If Licensee's duct enters a building, it shall also be sealed where it enters the building and at all other locations necessary to prevent the



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         entry of gases and liquids from the building into BellSouth's conduit system.

3.6 Requirements Relating to Personnel, Equipment, Material, and Construction Procedures Generally. Duct clearing, rodding or modifications required to grant Licensee access to BellSouth's conduit systems may be performed by BellSouth at Licensee's expense at charges which represent BellSouth's actual costs. Alternatively (at Licensee's option) such work may be performed by a contractor who demonstrates compliance with BellSouth certification requirements, which certification requirements shall be consistent with F.C.C. rules. The parties acknowledge that Licensee, its contractors, and other persons acting on Licensee's behalf will perform work for Licensee (e.g., splicing Licensee's facilities) within BellSouth's conduit system. Licensee represents and warrants that neither Licensee nor any person acting on Licensee's behalf shall permit any person to climb or work on or in any of BellSouth's poles or to enter BellSouth's manholes or work within BellSouth's conduit system unless such person has the training, skill, and experience required to recognize potentially dangerous conditions relating to pole or the conduit systems and to perform the work safely.

3.6.1 Licensee's facilities within BellSouth's conduit system shall be constructed, placed, rearranged, modified, and removed upon receipt of license specified in 5.1. However, no such license will be required for the inspection, maintenance, repair or non-physical modifications of Licensee's facilities.

3.6.2 "Rodding" or clearing of ducts in BellSouth's conduit system shall be done only when specific authorization for such work has been obtained in advance from BellSouth, which authorization shall not be unreasonably delayed or withheld by BellSouth. The parties agree that such rodding or clearing shall be performed according to existing industry standards and practices. Licensee may contract with BellSouth for performance of such work or (at Licensee's option) with a contractor who demonstrates compliance with BellSouth certification requirements.

3.6.3 Personnel performing work on BellSouth's or Licensee's behalf in BellSouth's conduit system shall not climb on, step on, or otherwise disturb the other party's or any third party's cables, air pipes, equipment, or other facilities located in any manhole or other part of BellSouth's conduit system.

3.6.4 Personnel performing work on BellSouth's or Licensee's behalf within BellSouth's conduit system (including any manhole) shall, upon completing their work, make reasonable efforts to remove all tools, unused materials, wire clippings, cable sheathing and other materials brought by them to the work site.

3.6.5 All of Licensee's facilities shall be firmly secured and supported in accordance with BellCore and industry standards.

3.6.6 Licensee's facilities shall be plainly identified with Licensee's name in each manhole with a firmly affixed permanent tag that meets standards set by BellSouth for its own facilities.

3.6.7 Manhole pumping and purging required in order to allow Licensee's work operations to proceed shall be performed by a vendor approved by BellSouth in compliance with BellSouth Practice Sec. 620-145-011BT, "Manhole Contaminants, Water, Sediment or Debris Removal and Reporting Procedures," and any amendments, revisions or supplements thereto and in compliance with all regulations and standards established by the United States Environmental Protection Agency and by any applicable state or local environmental regulators.

3.6.8 Planks or other types of platforms shall not be installed using cables, pipes or other equipment as a means of support. Platforms shall be supported only by cable racks.

3.6.9 Any leak detection liquid or device used by Licensee or personnel performing work on Licensee's facilities within BellSouth's conduit system shall be of a type approved by BellSouth or BellCore.

3.6.10 When Licensee or personnel performing work on Licensee's behalf are working within or in the vicinity of any part of BellSouth's poles or conduit system which is located within, under, over, or adjacent to streets, highways, alleys or other traveled rights-of-way, Licensee and all personnel performing work on Licensee's behalf shall follow procedures which Licensee deems appropriate for the protection of persons and property. Licensee shall be responsible, at all times, for determining and implementing the specific steps required to protect persons and property at the site. Licensee will provide all traffic control and warning devices required to protect pedestrian and vehicular traffic, workers and property from danger. Licensee has sole responsibility for the safety of all personnel performing work on Licensee's behalf, for the safety of bystanders, and for insuring that all operations conform to current OSHA regulations and all other governmental rules, ordinances or statutes. BellSouth reserves the right to suspend Licensee's activities on, in or in the vicinity of BellSouth's poles or conduit system if, in BellSouth's reasonable judgment, any hazardous condition arises due to the activity (including both acts and. omissions) of Licensee or any personnel performing work on Licensee's behalf, which suspension shall cease when the condition has been rectified.

3.6.11 Except for protective screens, no temporary cover shall be placed by Licensee or personnel performing work on Licensee's behalf over an open manhole unless it is at least four feet above the surface level of the manhole opening.

3.6.12 Smoking or the use of any open flame is prohibited in BellSouth's manholes, in any other portion of BellSouth's conduit system, or within 10 feet of any open manhole entrance; provided that this provision will not prohibit the use of spark producing tools such as electric drills, fusion splicers, etc.

3.6.13 Artificial lighting, when required, will be provided by Licensee. Only explosion-proof lighting fixtures shall be used.

3.6.14 Neither Licensee nor personnel performing work on Licensee's behalf shall allow any combustible gas, vapor, liquid, or material to accumulate in BellSouth's conduit system (including any manhole) during work operations performed within or in the vicinity of BellSouth's conduit system.

3.6.15 Licensee will abide by any laws, regulations or ordinances regarding the use of spark producing tools, equipment or devices in BellSouth's manholes, in any other portions of BellSouth's conduit system, or within 10 feet of any open manhole opening. This includes, but is not limited to, such tools as electric drills and hammers, meggers, breakdown sets, induction sets, and the like.

3.7 Opening of Manholes. The following requirements apply to the opening of BellSouth's manholes and the authority of BellSouth personnel present when work on Licensee's behalf is being performed within or in the vicinity of BellSouth's conduit system.

3.7.1 BellSouth's manholes shall be opened only as permitted by BellSouth's authorized employees or agents, which permission shall not be unreasonably denied or delayed.

3.7.2 Licensee shall notify BellSouth forty-eight (48) hours in advance of any routine work operation requiring entry into any of BellSouth's manholes.

3.7.3 Licensee shall be responsible for obtaining any necessary authorization from appropriate authorities to open manholes for conduit work operations therein.

3.7.4 BellSouth's authorized employee or agent shall not direct or control the conduct of Licensee's work at the work site. The presence of BellSouth's authorized employee or agent at the work site shall not relieve Licensee or personnel performing work on Licensee's behalf of their responsibility to conduct all work operations within BellSouth's conduit system in a safe and workmanlike manner.

3.7.5 Although BellSouth's authorized employee or agent shall not direct or control the conduct of Licensee's work at the work site, BellSouth's employee or agent shall have the authority to suspend Licensee's work operations within BellSouth's conduit system if, in the reasonable discretion of such BellSouth employee or agent, it appears that any hazardous conditions arise or any unsafe practices are being followed by Licensee or personnel performing work on Licensee's behalf.

3.8 OSHA Compliance: Notice to BellSouth of Unsafe Conditions. Licensee agrees that:

3.8.1 Its facilities shall be constructed, placed, maintained, repaired, and removed in accordance with the Occupational Safety and Health Act
         (OSHA) and all rules and regulations promulgated thereunder;

3.8.2 All persons acting on Licensee's behalf, including but not limited to Licensee's employees, agents, contractors, and subcontractors shall, when working on or within BellSouth's poles or conduit system, comply with OSHA and all rules and regulations thereunder,

3.8.3 Licensee shall establish appropriate procedures and controls to assure compliance with all requirements of this section; and

3.8.4 Licensee (and any person acting on Licensee's behalf) may report unsafe conditions on, in or in the vicinity of BellSouth's poles or conduit system to BellSouth.

3.9 Compliance with Environmental Laws and Regulations. Licensee acknowledges that, from time to time, environmental contaminants may enter BellSouth's conduit system and accumulate in manholes or other conduit facilities and that certain conduits (transite) are constructed with asbestos-containing materials. If BellSouth has knowledge of the presence of such contaminants in a conduit for which Licensee has applied for or holds a license, BellSouth will promptly notify Licensee of such fact.

         Notwithstanding any of BellSouth's notification requirements in this Attachment, Licensee acknowledges that some of BellSouth's conduit is fabricated from asbestos-containing materials. Such conduit is generally marked with a designation of "C Fiber Cement Conduit," "Transite," or "Johns-Manville." Until proven otherwise, Licensee will presume that all conduit not fabricated of plastic, tile, or wood is asbestos-containing and will handle it pursuant to all applicable regulations relating to worker safety and protection of the environment. BellSouth makes no representations to Licensee or personnel performing work on Licensee's behalf that BellSouth's conduit system or any specific portions thereof will be free from environmental contaminants at any particular time. The acknowledgments and representations set forth in the two preceding sentences are not intended to relieve BellSouth of any liability which it would otherwise have under applicable law for the presence of environmental contaminants in its conduit facilities. Licensee agrees to comply with the following provisions relating to compliance with environmental laws and regulations:

3.9.1 Licensee's facilities shall be constructed, placed, maintained, repaired, and removed in accordance with all applicable federal, state, and local environmental statutes, ordinances, rules, regulations, and other laws, including but not limited to the Resource Conservation and Recovery Act (42 U.S.C. ss.ss. 9601 et. seq.), the Toxic Substance Control Act (15 U.S.C. ss.ss. 2601-2629), the Clean Water Act (33 U.S.C. ss.ss. 1251 et. seq.), and the Safe Drinking Water Act (42 U.S.C. ss.ss. 300f-300j).

3.9.2 All persons acting on Licensee's behalf, including but not limited to Licensee's employees, agents, contractors, and subcontractors, shall, when working on, within or in the vicinity of BellSouth's poles or conduit system, comply with all applicable federal, state, and local environmental laws, including but not limited to all environmental statutes, ordinances, rules, and regulations.

3.9.3 Licensee shall establish appropriate procedures and controls to assure compliance with all requirements of this section. BellSouth will be afforded a reasonable opportunity to review such procedures and controls and provide comments that will be reasonably considered in advance of their implementation. Review and comment by BellSouth pursuant to this section will be provided in a timely manner.

3.9.4 Licensee and all personnel performing work on Licensee's behalf shall comply with such standards and practices as BellSouth and Licensee may from time to time mutually agree to adopt to comply with environmental laws and regulations including, without limitation,

         BellSouth Practice Sec. 620-145-011BT, "Manhole Contaminants, Water, Sediment or Debris Removal and Reporting Procedures". Pursuant to this practice, neither Licensee nor BellSouth nor personnel performing work on either party's behalf shall discharge water or any other substance from any BellSouth manhole or other conduit facility onto public or private property, including any storm water drainage system, without first testing such water or substance for contaminants in accordance with mutually agreed standards and practices and determining that such discharge would not violate any environmental law, create any environmental risk or hazard, or damage the property of any person. No such waste material shall be deposited on BellSouth premises for storage or disposal.

3.10 Compliance with Other Governmental Requirements. Licensee agrees that its facilities attached to BellSouth's facilities shall be constructed, placed, maintained, and removed in accordance with the ordinances, rules, and regulations of any governing body having jurisdiction of the subject matter. Licensee shall comply with all statutes, ordinances, rules, regulations and other laws requiring the marking and lighting of aerial wires, cables and other structures to ensure that such wires, cables and structures are not a hazard to aeronautical navigation. Licensee shall establish appropriate procedures and controls to assure such compliance by all persons acting on Licensee's behalf, including but not limited to, Licensee's employees, agents, contractors, and subcontractors.

3.11 Differences in Standards or Specifications. To the extent that there may be differences in any applicable standards or specifications referred to in this Article 3, the most stringent standard or specification shall apply.

3.12 Licensee Solely Responsible for the Condition of Its Facilities. Licensee shall be responsible at all times for the condition of its facilities and its compliance with the requirements, specifications, rules, regulations, ordinances, and laws specified above. In this regard, BellSouth shall have no duty to Licensee to inspect or monitor the condition of Licensee's facilities (including but not limited to splices and other facilities connections) located within BellSouth's conduit and ducts or any attachment of Licensee's facilities to BellSouth's poles, anchors, anchor/guy strands or other pole facilities. BellSouth may, however, conduct such inspections and audits of its poles and conduit system as BellSouth determines reasonable or necessary. Such inspection and audits shall be conducted at BellSouth's expense with the exception of (1) follow-up inspection to confirm remedial action after an observed Licensee violation of the requirements of this

         Agreement; and (2) inspection of Licensee facilities in compliance with a specific mandate of appropriate governmental authority for which inspections the cost shall be borne by Licensee. Either party may audit the other party's compliance with the terms of this Section. Observed safety hazards or imminent facility failure conditions of another party shall be reported to the affected party where such party can be readily identified.

3.13 Efficient use of Conduit. BellSouth will install inner-ducts to increase duct space in existing conduit as facilities permit. The full complement of inner-ducts will be installed which can be accommodated under sound engineering principles. The number of inner-ducts which can reasonably be installed will be determined by BellSouth.


4.       ADDITIONAL LEGAL REQUIREMENTS

4.1 Third Party Property Owners. Licenses granted under this Section authorize Licensee to place facilities in, or attach facilities to, poles, conduits and ducts owned or controlled by BellSouth but do not affect the rights of landowners to control terms and conditions of access to their property.

4.1.1 Licensee agrees that neither Licensee nor any persons acting on Licensee's behalf, including but not limited to Licensee's employees, agents, contractors, and subcontractors, shall engage in any conduct which damages public or private property in the vicinity of BellSouth's poles or conduit system, interferes in any way with the use or enjoyment of public or private property except as expressly permitted by the owner of such property, or creates a hazard or nuisance on such property (including, but not limited to, a hazard or nuisance resulting from any abandonment or failure to remove Licensee's facilities or any construction debris from the property, failure to erect warning signs or barricades as may be necessary to give notice to others of unsafe conditions on the premises while work performed on Licensee's behalf is in progress, or failure to restore the property to a safe condition after such work has been completed).

4.2 Required Permits, Certificates and Licenses. Licensee shall be responsible for obtaining any building permits or certificates from governmental authorities necessary to construct, operate, maintain and remove its facilities on public or private property.

4.2.1 Licensee shall not attach or place its facilities to or in BellSouth's poles, conduit or duct located on any property for which it or BellSouth has not first obtained all required authorizations.

4.2.2 BellSouth shall have the right to request evidence that all appropriate authorizations have been obtained. However, such request shall not delay BellSouth's prelicense survey work.

4.3 Lawful Purposes. All facilities placed by Licensee in BellSouth's conduit and ducts or on BellSouth's poles, anchors or anchor/guy strands must serve a lawful purpose and the uses made of Licensee's facilities must comply with all applicable federal, state, and local laws and with all federal, state, and local regulatory rules, regulations, and requirements. In this regard, Licensee shall not utilize any facilities occupying or attached to BellSouth's conduits, ducts or poles for the purpose of providing any services which it is not authorized by law to provide or for the purpose of enabling any other person or entity to provide any such services.


5.       FACILITIES AND LICENSES

5.1 Licenses Required. Before placing any facilities in BellSouth's conduits or ducts or attaching any facilities to BellSouth's poles, anchors or anchor/guy strands, Licensee must first apply for and receive a written license from BellSouth. BellSouth shall not unreasonably deny or delay issuance of any license.

5.2 Provision of Records and Information to Licensee. In order to obtain information regarding facilities, Licensee shall make a written request to BellSouth, identifying with reasonable specificity the geographic area for which facilities are required, the types and quantities of the required facilities and the required in-service date. In response to such request, BellSouth shall provide Licensee with information regarding the types, quantity and location (which may be provided by provision of route maps) and availability of BellSouth poles, conduit and right-of-way located within the geographic area specified by Licensee. Provision of information under the terms of this section shall include the right of Licensee employees or agents to inspect and copy engineering records or drawings which pertain to those facilities within the geographic area identified in Licensee's request. Such inspection and copying shall be done at a time and place mutually agreed upon by the parties. See Appendix 11 for records location centers.

5.3 No Warranty of Record Information. Licensee acknowledges that records and information provided by BellSouth pursuant to paragraph 5.2 may not reflect field conditions and that physical inspection is necessary to verify presence and condition of outside plant facilities and right of way. In providing such records and information, BellSouth assumes no liability to Licensee or any third party for errors/omissions contained therein.

5.4 Determination of Availability. BellSouth shall provide pole, conduit and right-of way availability information in response to a request from Licensee which identifies with reasonable specificity the facilities for which such information is desired. Licensee may elect to be present at any field based survey of facilities identified pursuant to this paragraph and BellSouth shall provide Licensee at least forty-eight
         (48) hours notice prior to initiating such field survey. Licensee employees or agents shall be permitted to enter BellSouth manholes and inspect such structures to confirm usability and/or evaluate condition of the structure(s) with at least forty-eight (48) hours notice to BellSouth, with a BellSouth representative present and at Licensee's expense.


6.       MAKE-READY WORK

6.1 Work Performed by BellSouth. If performed by BellSouth, make-ready work to accommodate Licensee's facilities shall be included in the normal work load schedule of BellSouth with construction responsibilities in the geographic areas where the relevant poles or conduit systems are located and shall not be entitled to priority, advancement, or preference over other work to be performed by BellSouth in the ordinary course of BellSouth's business.

6.1.1 If Licensee desires make-ready work to be performed on an expedited basis and BellSouth agrees to perform the work on such a basis, BellSouth shall recalculate the estimated make-ready charges. If Licensee accepts BellSouth's offer, Licensee shall pay such additional charges.

6.2 All charges for make-ready work performed by BellSouth are payable in advance, with the amount of any such advance payment to be due within sixty (60) days after receipt of an invoice from BellSouth.

6.3 Work Performed by Certified Contractor. In lieu of obtaining performance of make-ready work by BellSouth, Licensee at its option may arrange for the performance of such work by a contractor certified by BellSouth to work on or in its facilities. Certification shall be granted based upon reasonable and customary criteria employed by BellSouth in the selection of its own contract labor. Notwithstanding any other provisions of this Section, Licensee may not employ a contractor to accomplish make-ready work if BellSouth is likewise precluded from contractor selection under the terms of an applicable joint use agreement or collective bargaining agreement. In accordance with section 3.6.7, all manhole pumping and purging shall be performed by a vendor approved by BellSouth.

6.4 Completion of Make-Ready Work. BellSouth will issue a license to Licensee at the time all make-ready work necessary to Licensee's attachment or occupancy has been completed.


7.       APPLICATION FORM AND FEES

7.1 Application Process. To apply for a license under this Section, Licensee shall submit to BellSouth two signed copies of an Application and Conduit Occupancy License form or an Application and Pole Attachment License form. BellSouth will process license applications in the order in which they are received; provided, however, that when Licensee has multiple applications on file with BellSouth, Licensee may designate its desired priority of completion of prelicense surveys and make-ready work with respect to all such applications.

7.1.1 Each application for a license under this Section shall specify the proposed route of Licensee's facilities and identify the conduits and ducts or poles and pole facilities along the proposed route in which Licensee desires to place or attach its facilities, and describe the physical size, weight and jacket material of the cable which Licensee desires to place in each conduit or duct or the number and type of cables, apparatus enclosures and other facilities which Licensee desires to attach to each pole.

7.1.2 Each application for a license under this Section shall be accompanied by a proposed (or estimated) construction schedule containing the information specified below in 10.1 of this Agreement, and an indication of whether Licensee will, at its option, perform its own make-ready work.

7.2 Multiple Cables, Multiple Services, Lashing or Placing Additional Cables, and Replacement of Facilities. Licensee may include multiple cables in a single license application and multiple services (e.g., CATV and non-CATV services) may be provided by Licensee in the same cable sheath. Licensee's lashing additional cable to existing facilities and placing additional cables in conduits or ducts already occupied by Licensee's facilities shall be permitted, and no additional fees will be applied; provided, however, that if Licensee desires to lash additional cable to existing facilities of a third party Licensee shall provide BellSouth with reasonable notice, and shall obtain written permission from the owner of the existing facilities. If BellSouth determines that the requested lashing would violate safety or engineering requirements, BellSouth shall provide written notice to Licensee within a reasonable time specifying in detail BellSouth's findings. If Licensee desires to place additional cables in conduits or ducts which are already occupied, or to replace existing facilities with new facilities substantially different from those described in licenses in effect, Licensee must apply for and acquire a new license specifically describing the physical size, weight and jacket material of the cable to be placed in BellSouth's conduits and ducts or the physical size, weight, and jacket type of cables and the size and weight of apparatus enclosures and other facilities to be attached to BellSouth poles.

7.3 Each party hereby designates the employees named below as their single point of contact for any and all purposes of this Section, including, but not limited to, processing licenses and applications and providing records and information. Each party may at any time designate a new point of contact by giving written notice of such change.


                                                NOTICES                              BILLING ADDRESS
                                                -------                              ---------------


To License as follows:


Contact                                    Ancel Hamilton                        Sheila Champion


Title                                      VP Operations                         Attention:  Accounts Payable


Company                                    KNOLOGY Holdings, Inc.                KNOLOGY Holdings, Inc.


Address                                    1241 O.G. Skinner Drive               1241 O.G. Skinner Drive


Address


City, State and Zip Code                   West Point, GA  31833                 West Point, GA  31833


Telephone                                  (706) 645-3954                        (706) 645-3917


Facsimile                                  (706) 645-1446


With a copy to:                            Donna Sikes


                                           (706) 645-3991


And to Licensor as follows:


Contact                                    John T. Chaucer


Title                                      Specialist


Company                                    BellSouth Telecommunications, Inc.


Address                                    North W3D2


Address                                    3535 Colonnade Parkway


City, State and Zip Code                   Birmingham, AL  35243


Telephone                                  (205) 977-2631


Facsimile                                  (205) 977-7997

8.                PROCESSING OF APPLICATIONS (INCLUDING PRELICENSE SURVEYS AND
                  FIELD INSPECTIONS)

8.1 Licensee's Priorities. When Licensee has multiple applications on file with BellSouth, Licensee shall designate its desired priority of completion of prelicense surveys and make-ready work with respect to all such applications.

8.2 Prelicense Survey. After Licensee has submitted its written application for a license, a prelicense survey (including a field inspection) will be performed by either party, in the company of a representative of the other party as mutually agreed, to determine whether BellSouth's poles, anchors and anchor/guy strands, or conduit system, in their present condition, can accommodate Licensee's facilities, without substantially interfering with the ability of BellSouth or any other authorized person or entity to use or access the pole, anchor or anchor/guy strand or any portion of BellSouth's conduit system or facilities attached to BellSouth's pole or placed within or connected to BellSouth's conduit system. If Licensee gives its prior written consent in writing, the determination of duct availability may include the "rodding" of ducts at Licensee's expense.

8.2.1 The purpose of the prelicense survey is to determine whether Licensee's proposed attachments to BellSouth's poles or occupancy of BellSouth's conduit and ducts will substantially interfere with use of BellSouth's facilities by BellSouth and others with facilities occupying, connected or attached to BellSouth's pole or conduit system; and to provide information to Licensee for its determination of whether the pole, anchor, anchor/guy strand, conduit, duct, or right-of-way is suitable for its use.

8.2.2 Based on information provided by BellSouth, Licensee shall determine whether BellSouth's pole, anchor, anchor/guy strand, conduit and duct facilities are suitable to meet Licensee's needs.

8.2.3 BellSouth may not unreasonably refuse to continue to process an application based on BellSouth's determination that Licensee's proposed use of BellSouth' s facilities will not be in compliance with applicable requirements, specifications, rules, regulations, ordinances, and laws. Licensee shall be responsible for making its own, independent determination that its use of such facilities will be in compliance with such requirements, specifications, rules, regulations, ordinances and laws. Licensee acknowledges that BellSouth is not explicitly or implicitly warranting to Licensee that Licensee's proposed use of BellSouth's facilities will be in compliance with applicable requirements, specifications, rules, regulations, ordinances, and laws.

8.3 Administrative Processing. The administrative processing portion of the prelicense survey (which includes without limitation processing the application, preparing make-ready work orders, notifying joint users and other persons and entities of work requirements and schedules, coordinating the relocation/rearrangement of BellSouth and/or other licensed facilities) will be performed by BellSouth at Licensee's expense. Anything to the contrary herein notwithstanding, BellSouth shall bear no responsibility for the relocation, rearrangement or removal of facilities used for the transmission or distribution of electric power.


9.                ISSUANCE OF LICENSES

9.1 Obligation to Issue Licenses. BellSouth shall issue a license to Licensee pursuant to this Article 9. BellSouth and Licensee acknowledge that each application for a license shall be evaluated on an individual basis. Nothing contained in this section shall be construed as abridging any independent pole attachment fights or conduit or duct access rights which Licensee may have under the provisions of any applicable federal or state laws or regulations governing access to BellSouth's poles, conduits and ducts, to the extent the same are not inconsistent with the Telecommunications Act of 1996. Each license issued hereunder shall be for an indefinite term, subject to Licensee's compliance with the provisions applicable to such license and further subject to Licensee's right to terminate such license at any time for any reason upon at least thirty (30) days' prior written notice.

9.2 Multiple Applications. Licensee acknowledges that multiple parties including BellSouth may seek to place their facilities in BellSouth's conduit and ducts at or about the same time, that the make-ready work required to prepare BellSouth's facilities to accommodate multiple applicants may differ from the make-ready work required to accommodate a single applicant, that issues relating to the proper apportionment of costs arise in multi-applicant situations that do not arise in single-applicant situations, and that cooperation and negotiations between all applicants and BellSouth may be necessary to resolve disputes involving multiple applications for permission to place facilities in/on the same pole, conduit, duct, or right-of-way.

9.2.1 All applications will be processed on a first-come, first-served basis.

9.3 Agreement to Pay for All Make-Ready Work Completed. Licensee's submission of written authorization for make-ready work shall also constitute Licensee's agreement to pay additional cost-based charges, if any, for completed make-ready work.

9.4 Payments to Others for Expenses Incurred in Transferring or Arranging Their Facilities. Licensee shall make arrangements with the owners of other facilities located in or connected to BellSouth's conduit system or attached to BellSouth's poles, anchors or anchor/guy strands regarding reimbursement for any expenses incurred by them in transferring or rearranging their facilities to accommodate the placement or attachment of Licensee's facilities in or to BellSouth's structures.

9.5 Make-Ready Work on an Expedited Basis. If Licensee is willing to authorize BellSouth to perform make-ready work on an expedited basis, and if BellSouth agrees to perform the work on such a basis, BellSouth shall recalculate the estimated make-ready charges. If Licensee accepts BellSouth's offer, Licensee shall pay such additional charges, if any.

9.6 License. When Licensee's application for a pole attachment or conduit occupancy license is approved, and all required make-ready work completed, BellSouth will execute and return a signed authorization to Licensee, as appropriate, authorizing Licensee to attach or place the specified facilities on BellSouth's poles or in BellSouth's conduit or ducts.

9.6.1 Each license issued under this Section shall authorize Licensee to attach to BellSouth's poles or place or maintain in BellSouth's conduit or ducts only those facilities specifically described in the license, and no others.

9.6.2 Except as expressly stated to the contrary in individual licenses issued hereunder, each license issued pursuant to this Section shall incorporate all terms and conditions of this Section whether or not such terms or conditions are expressly incorporated by reference on the face of the license itself.


10.               CONSTRUCTION OF LICENSEE'S FACILITIES

10.1 Construction Schedule. Licensee shall submit with Licensee's license application a proposed or estimated construction schedule. Promptly after the issuance of a license permitting Licensee to attach facilities to BellSouth's poles or place facilities in BellSouth's conduit or ducts,

                  Licensee shall provide BellSouth with an updated construction schedule and shall thereafter keep BellSouth informed of significant anticipated changes in the construction schedule. Construction schedules required by this Section shall include, at a minimum, the following information:

10.1.1 The name, title, business address, and business telephone number of the manager responsible for construction of the facilities;

10.1.2 The names of each contractor and subcontractor which will be involved in the construction activities;

10.1.3            The approximate dates when construction will begin and end;
                  and

10.1.4 The approximate dates when Licensee or persons acting on Licensee's behalf will be performing construction work in connection with the placement of Licensee's facilities in BellSouth's conduit or ducts.

10.2. Additional Pre-construction Procedures for Facilities Placed in Conduit System. The following procedures shall apply before Licensee places facilities in BellSouth's conduit system:

10.2.1 Licensee shall give written notice of the type of facilities which are to be placed; and

10.2.2 BellSouth shall designate the particular duct or ducts or inner ducts (if available) to be occupied by Licensee's facilities, the location and manner in which Licensee's facilities will enter and exit BellSouth's conduit system, and the specific location and manner of installation of any associated equipment which is permitted by BellSouth to occupy the conduit system. Licensee may not occupy a duct other than the specified duct without the express written consent of BellSouth. BellSouth shall provide to Licensee space in manholes for racking and storage of up to fifty (50) feet of cable, provided space is available.

10.3 BellSouth Not Responsible for Constructing or Placing Facilities. BellSouth shall have no obligation to construct any facilities for Licensee or to attach Licensee's facilities to, or place Licensee's facilities in, BellSouth's poles or conduit system, except as may be necessary to facilitate the interconnection of unbundled network elements or except to the extent expressly provided in this Section, any license issued hereunder, or by the Telecommunications Act of 1996 or any other applicable law.

10.4 Licensee Responsible for Constructing, Attaching and Placing Facilities. Except where otherwise mutually agreed by Licensee and

                  BellSouth, Licensee shall be responsible for constructing its own facilities and attaching those facilities to, or placing them in BellSouth's poles, conduit or ducts at Licensee's sole cost and expense. Licensee shall be solely responsible for paying all persons and entities who provide materials, labor, access to real or personal property, or other goods or services in connection with the construction and placement of Licensee's facilities and for directing the activities of all persons acting on Licensee's behalf while they are physically present on BellSouth's pole, in any part of BellSouth's conduit system or in the vicinity of BellSouth's poles or conduit system.

10.5 Compliance with Applicable Standards, Health and Safety Requirements, and Other Legal Requirements. Licensee shall construct its facilities in accordance with the provisions of this Section and all licenses issued hereunder.

10.5.1 Licensee shall construct, attach and place its facilities in compliance with all Requirements and Specifications set forth above in this Agreement.

10.5.2 Licensee shall satisfy all Legal Requirements set forth above in this Agreement.

10.5.3 Licensee shall not permit any person acting on Licensee's behalf to perform any work on BellSouth's poles or within BellSouth's conduit system without first verifying, to the extent practicable, on each date when such work is to be performed, that the condition of the pole or conduit system is suitable for the work to be performed. If Licensee or any person working on Licensee's behalf determines that the condition of the pole or conduit system is not suitable for the work to be performed, Licensee shall notify BellSouth of the condition of the pole or conduit system in question and shall not proceed with construction activities until Licensee is satisfied that the work can be safely performed.

10.6 Construction Notices. If requested to do so, Licensee shall provide BellSouth with information to reasonably assure BellSouth that construction has been performed in accordance with all applicable standards and requirements.

10.7 Points for Attachment. BellSouth shall specify, using the same selection criteria it uses for its own operating company, the point of attachment of each pole or anchor to be occupied by Licensee's facilities. When the facilities of more than one applicant are involved,

                  BellSouth will attempt, to the extent practicable, to designate the same relative position on each pole or anchor for each applicant's facilities.

10.8 Manhole and Conduit Break-Outs. Licensee shall be permitted to add conduit ports to BellSouth manholes when existing conduits do not provide the pathway connectivity needed by Licensee; provided the structural integrity of the manhole is maintained, and sound engineering judgment is employed.


11.               USE AND ROUTINE MAINTENANCE OF LICENSEE'S FACILITIES

11.1 Use of Licensee's Facilities. Each license granted under this Section authorizes Licensee to have access to Licensee's facilities on or in BellSouth's poles, conduits and ducts as needed for the purpose of serving Licensee's customers, including, but not limited to, powering electronics, monitoring facilities, or transporting signaling.

11.2 Routine Maintenance of Licensee's Facilities. Each license granted under this Section authorizes Licensee to engage in routine maintenance of Licensee's facilities located on or in BellSouth's poles, conduits, ducts and ROW pursuant to su.ch license. Licensee shall give reasonable notice to the affected public authority or private landowner as appropriate before commencing the construction or installation of its attachments or making any material alterations thereto. Licensee shall give reasonable notice to BellSouth before performing any work, whether or not of a routine nature, in BellSouth's conduit system.

11.3              Licensee Responsible for Maintenance of Licensee's Facilities.
                  Licensee shall maintain its facilities in accordance with the provisions of this Section (including but not limited to all requirements set forth above in this Agreement) and all licenses issued hereunder. Licensee shall be solely responsible for paying all persons and entities who provide materials, labor, access to real or personal property, or other goods or services in connection with the maintenance of Licensee's facilities and for directing the activities of all persons acting on Licensee's behalf while they are physically present on BellSouth's poles, within BellSouth's conduit system or in the immediate vicinity of such poles or conduit system.

11.4 BellSouth Not Responsible for Maintaining Licensee's Facilities. BellSouth shall have no obligation to maintain any facilities which Licensee has attached or connected to, or placed in, BellSouth's poles, conduits, ducts or any portion of BellSouth's conduit system, except to the extent expressly provided by the provisions of this Section or any license issued hereunder, or by the Telecommunications Act of 1996 or other applicable laws, rules or regulations.

11.5 Information Concerning the Maintenance of Licensee's Facilities. Promptly after the issuance of a license permitting Licensee to attach facilities to, or place facilities in BellSouth's poles, conduits or ducts, Licensee shall provide BellSouth with the name, title, business address, and business telephone number of the manager responsible for routine maintenance of Licensee's facilities, and shall thereafter notify BellSouth of changes to such information. The manager responsible for routine maintenance of Licensee's facilities shall, on BellSouth's request, identify any contractor, subcontractor, or other person performing maintenance activities on Licensee's behalf at a specified site and shall, on BellSouth's request, provide such additional documentation relating to the maintenance of Licensee's facilities as reasonably necessary to demonstrate that Licensee and all persons acting on Licensee's behalf are complying with the requirements of this Section and licenses issued hereunder.

11.6 Identification of Personnel Authorized to Have Access to Licensee's Facilities. All personnel authorized to have access to Licensee's facilities shall, while working on BellSouth's poles, in its conduit system or ducts or in the vicinity of such poles, ducts or conduit systems, carry with them suitable identification and shall, upon the request of any BellSouth employee, produce such identification.


12.               MODIFICATION AND REPLACEMENT OF LICENSEE'S FACILITIES

12.1 Notification of Planned Modification or Replacement of Facilities. Licensee shall, when practicable, notify BellSouth in writing at least 60 days before adding to, relocating, replacing or otherwise modifying its facilities attached to a BellSouth pole, anchor or anchor/guy strand or located in any BellSouth conduit or duct. The notice shall contain sufficient information to enable BellSouth to determine whether the proposed addition, relocation, replacement, or modification is permitted under Licensee's present license or requires a new or amended license.

12.2 New or Amended License Required. A new or amended license will be required if the proposed addition, relocation, replacement, or modification:

12.2.1 Requires that Licensee use additional space on BellSouth's poles or in its conduits or ducts (including but not limited to any additional ducts, inner ducts, or substantial space in any handhole or manhole) on either a temporary or permanent basis; or

12.2.2 Results in the size or location of Licensee's facilities on BellSouth's poles or in its conduit or ducts being appreciably different from those described and authorized in Licensee's present license (e.g. different duct or size increase causing a need to re-calculate storm loadings, guying, or pole class).


13.               REARRANGEMENT OF FACILITIES AT THE REQUEST OF ANOTHER

13.1 Make-Ready Work at the Request of Licensee. If, prior to the issuance of a license, Licensee determines that any pole, anchor, anchor/guy strand, conduit or duct is inadequate to accommodate Licensee's proposed pole attachment or conduit occupancy or that it will be necessary or desirable for BellSouth or any other person or entity to rearrange existing facilities or structures to accommodate Licensee, Licensee shall promptly advise BellSouth of the make-ready work it believes necessary to enable the accommodation of Licensee's facilities.

13.1.1 BellSouth shall determine, in the exercise of sound engineering judgment, whether or what make-ready work is necessary or possible. In determining whether make-ready work is necessary or what make-ready work is necessary, BellSouth shall endeavor to minimize its costs to Licensee. If it is determined that such make-ready work is required, BellSouth shall provide Licensee with the estimated costs for make-ready work and a Make Ready Due Date.

13.1.2 Licensee shall be solely responsible for negotiating with persons or entities other than BellSouth for the rearrangement of such persons' or entities' facilities or structures and, except where such rearrangement is for the benefit of BellSouth and/or other licensees as well as Licensee, shall be solely responsible for paying all charges attributable to the rearrangement of such facilities; provided, however, that if facilities rearrangements require new licenses from BellSouth, BellSouth shall issue such licenses in conjunction with the issuance of the applied-for license to Licensee.

13.2              Rearrangement of Licensee's Facilities at BellSouth's Request.
                  Licensee acknowledges that, from time to time, it may be necessary or desirable for BellSouth to change out poles, relocate, reconstruct, or modify portions of its conduit system or rearrange facilities contained therein or connected thereto and that such changes may be necessitated by BellSouth's business needs or authorized application of another entity seeking access to BellSouth's poles or conduit systems. Licensee agrees that Licensee will, upon BellSouth's request, and at BellSouth's expense, but at no cost to Licensee, participate with BellSouth (and other licensees) in the relocation, reconstruction, or modification of BellSouth's conduit system or facilities rearrangement. Licensee acknowledges that, from time to time, it may be necessary or desirable for BellSouth to change out poles, relocate, reconstruct, or modify portions of its conduit system or rearrange facilities contained therein or connected thereto as a result of an order by a municipality or other governmental authority. Licensee shall, upon BellSouth's request, participate with BellSouth (and other licensees) in the relocation, reconstruction, or modification of BellSouth's conduit system or facilities rearrangement and pay its proportionate share of any costs of such relocation, reconstruction, or modification that are not reimbursed by such municipality or governmental authority.

13.2.1 Licensee shall make all rearrangements of its facilities within such period of time as is jointly deemed reasonable by the parties based on the amount of rearrangements necessary and a desire to minimize chances for service interruption or facility-based service denial to a Licensee customer.

13.2.2 If Licensee fails to make the required rearrangements within the time prescribed or within such extended periods of time as may be granted by BellSouth in writing, BellSouth may perform such rearrangements with written notice to Licensee, and Licensee shall reimburse BellSouth for actual costs and expenses incurred by BellSouth in connection with the rearrangement of Licensee's facilities; provided, however, that nothing contained in this Section or any license issued hereunder shall be construed as requiring Licensee to bear any expenses which, under the Telecommunications Act of 1996 or other applicable federal or state laws or regulations, are to be allocated to persons or entities other than Licensee; and provided further, however, that Licensee shall have no responsibility for rearrangement costs and expenses relating to rearrangements performed for the purpose of meeting BellSouth's business needs.


14.               EMERGENCY REPAIRS AND POLE REPLACEMENTS

14.1 Licensee Responsible for Emergency Repairs to its Own Facilities. In general, Licensee shall be responsible for making emergency repairs to its own facilities and for formulating appropriate plans and practices which will enable it to make such emergency repairs. BellSouth shall be under no obligation to perform any repair or service restoration work of any kind with respect to Licensee's facilities.


15.               INSPECTION BY BELLSOUTH OF LICENSEE'S FACILITIES

15.1              BellSouth's Right to Make Periodic or Spot Inspections.
                  BellSouth shall have the right to make periodic or spot inspections at any time of any part of Licensee's facilities attached to BellSouth's poles, anchors or anchor/guy strands or occupying any BellSouth conduit or duct for the limited purpose of determining whether Licensee's facilities are in compliance with the terms of this Section and licenses hereunder; provided that such inspections must be non-invasive (e.g., no splice cases may be opened).

15.1.1 BellSouth will give Licensee advance written notice of such inspections, and Licensee shall have the right to have a representative attend such inspections, except in those instances where safety considerations justify the need for such inspection without the delay of waiting until written notice has been forwarded to Licensee.

15.1.2            Such inspections shall be conducted at BellSouth's expense;
                  provided, however, that Licensee shall bear the cost of inspections as delineated in 3.12.

15.2 No Duty to Licensee. Neither the act of inspection by BellSouth of Licensee's facilities nor any failure to inspect such facilities shall operate to impose on BellSouth any liability of any kind whatsoever or to relieve Licensee of any responsibility, obligations or liability under this Section or otherwise existing.


16.               NOTICE OF NONCOMPLIANCE

16.1 Notice of Noncompliance. If, at any time, BellSouth determines that Licensee's facilities or any part thereof have not been placed or maintained or are not being used in accordance with the requirements of this Agreement, BellSouth may send written notice to Licensee specifying the alleged noncompliance. Licensee agrees to acknowledge receipt of the notice as soon as practicable. If Licensee does not dispute BellSouth's assertion that such facilities are not in compliance, Licensee agrees to provide BellSouth with a schedule for bringing such facilities into compliance, to bring the facilities into compliance within a reasonable time, and to notify BellSouth in writing when the facilities have been brought into compliance.

16.2 Disputes over Alleged Noncompliance. If Licensee disputes BellSouth's assertion that Licensee's facilities are not in compliance, Licensee shall notify BellSouth in writing of the basis for Licensee's assertion that its facilities are in compliance.

16.3 Failure to Bring Facilities into Compliance. If Licensee has not brought the facilities into compliance within a reasonable time or provided BellSouth with proof sufficient to persuade BellSouth that BellSouth erred in asserting that the facilities were not in compliance, and if BellSouth determines in good faith that the alleged noncompliance causes or is likely to cause material damage to BellSouth's facilities or those of other users, BellSouth may, at its option and Licensee's expense, take such non-service affecting steps as may be required to bring Licensee's facilities into compliance, including but not limited to correcting any conditions which do not meet the specifications of this Agreement.

16.4 Correction of Conditions by BellSouth. If BellSouth elects to bring Licensee's facilities into compliance, the provisions of this Section shall apply.

16.4.1 BellSouth will, whenever practicable, notify Licensee in writing before performing such work. The written notice shall describe the nature of the work to be performed and BellSouth's schedule for performing the work.

16.4.2 If Licensee's facilities have become detached or partially detached from supporting racks or wall supports located within a BellSouth manhole, BellSouth may, at Licensee's expense, reattach them but shall not be obligated to do so. If BellSouth does not reattach Licensee's facilities, BellSouth shall endeavor to arrange with Licensee for the reattachment of any facilities affected.

16.4.3 BellSouth shall, as soon as practicable after performing the work, advise Licensee in writing of the work performed or action taken. Upon receiving such notice, Licensee shall inspect the facilities and take such steps as Licensee may deem necessary to insure that the facilities meet Licensee's performance requirements.

16.5 Licensee to Bear Expenses. Licensee shall bear all expenses arising out of or in connection with any work performed to bring Licensee's facilities into compliance with this Section; provided, however that nothing contained in this Section or any license issued hereunder shall be construed as requiring Licensee to bear any expenses which, under applicable federal or state laws or regulations, must be borne by persons or entities other than Licensee.


17.               UNAUTHORIZED OCCUPANCY OR UTILIZATION OF BELLSOUTH'S
                  FACILITIES

17.1 Licensing or Removal of Unauthorized Attachments. If any of Licensee's attachments shall be found attached to pole(s) or occupying conduit systems for which no license is outstanding, BellSouth, without prejudice to its other rights or remedies under this Agreement, including termination of licenses, may impose a charge and require Licensee to submit in writing, within thirty (30) days after receipt of written notification from BellSouth of the unauthorized attachment or conduit occupancy, a pole attachment or conduit occupancy license application. If such application is not received by BellSouth within the specified time period, Licensee may be required at BellSouth's option to remove its unauthorized attachment or occupancy within sixty (60) days of the final date for submitting the required application, or BellSouth may at BellSouth's option remove Licensee's facilities without liability, and the expense of such removal shall be borne by Licensee. Charges for any such unauthorized occupancy shall be equal to the applicable license fees and charges which would have been payable from and after the date such facilities were first placed on BellSouth's poles or in BellSouth's conduit system, if Licensee provides reasonable documentation of such placement. If Licensee is unable to provide such reasonable documentation, then Licensee will pay two years worth of the applicable charges.

17.1.1 Nothing contained in the Agreement or any license issued hereunder shall be construed as requiring Licensee to bear any expenses which, under applicable federal or state laws or regulations, must be borne by persons or entities other than Licensee.

17.2 Prompt Payment of Applicable Fees and Charges. Fees and charges for pole attachments and conduit system occupancies, as specified herein and as modified from time to time, shall be due and payable immediately whether or not Licensee is permitted to continue the pole attachment or conduit occupancy. See Appendix I for applicable annual rental fees.

17.3 No Implied Waiver or Ratification of Unauthorized Use. No act or failure to act by BellSouth with regard to said unlicensed use shall be deemed as a ratification of the unlicensed use; and if any license should be subsequently issued, said license shall not operate retroactively or constitute a waiver by BellSouth of any of its rights or privileges under this Agreement or otherwise; provided, however, that Licensee shall be subject to all liabilities, obligations and responsibilities of this Agreement in regard to said unauthorized use from its inception.


18.               REMOVAL OF LICENSEE'S FACILITIES

18.1 Pole Attachments. Licensee, at its expense, will remove its attachments from any of BellSouth's poles within thirty (30) days after termination of the license covering such attachments. If Licensee fails to remove its attachments within such thirty (30) day period, BellSouth shall have the right to remove such attachments at Licensee's expense and without any liability on the part of BellSouth for damage or injury to Licensee's attachments unless caused by the negligence or intentional misconduct of BellSouth.

18.2 Conduit Occupancy. Licensee, at its expense, will remove its communications facilities from a conduit system within sixty
                  (60) days after:

18.2.1            Termination of the license covering such conduit occupancy; or

18.2.2 The date Licensee replaces its existing facilities in one duct with substitute facilities in another duct.

18.2.3 If Licensee fails to remove its facilities within the specified period, BellSouth shall have the right to remove such facilities at Licensee's expense and without any liability on the part of BellSouth for damage or injury to such facilities unless caused by the negligence or intentional misconduct of BellSouth.

18.3 Continuing Responsibility for Fees and Charges. Licensee shall remain liable for and pay to BellSouth all fees and charges pursuant to provisions of this Agreement until all of Licensee's facilities are physically removed from BellSouth's poles or conduit system.


19.               FEES, CHARGES, AND BILLING

19.1 License Charges. License charges commence on the first day of the calendar month following the date a license is issued. Such charges cease as of the final day of the calendar month preceding the month in which the attachment or occupancy is physically removed or the utilization is discontinued. A one-month minimum charge is applicable to all licenses.

19.2 Notice of Rate and Computation of Charges. On or about November 1 of each year, BellSouth will notify Licensee by certified mail, return receipt requested, of the rental rate and pole transfer rate to be applied in the subsequent calendar year. The letter of notification shall be incorporated in, and governed by, the terms and conditions of this Agreement. Attachment and occupancy rates shall be applied to the number of pole(s) and duct feet of conduit for which licenses have been issued before December 1 of each calendar year. Charges for attachment(s) and occupancy which commenced during the preceding twelve (12) month period will be prorated accordingly.


20.               ADVANCE PAYMENT AND IMPUTATION

20.1 Attachment and Occupancy Fees. Fees for pole attachment and conduit occupancy shall be based on the facilities for which licenses have been issued as of the date of billing by BellSouth, shall be computed as set forth herein.

20.1.1 Charges associated with newly licensed attachments or occupancies and other attachments or occupancies of less than the entire annual billing period shall be prorated.

20.1.2 Charges shall be prorated retroactively in the event of the removal of Licensee's facilities.

20.1.3 The amount of any advance payment required shall be due within sixty (60) days after receipt of an invoice from BellSouth.

20.2 Imputation. BellSouth shall impute to its costs of providing telecommunications services (and charge any affiliate, subsidiary, or associate company engaged in the provision of such services) an equal amount to the charges set forth in this Section for all of the conduits, ducts, and poles it occupies and uses.


21.               ASSURANCE OF PAYMENT

21.1 Necessity and Level of Security. In the event Licensee fails to demonstrate credit worthiness, Licensee may be required to furnish a bond, letter of credit or other evidence of financial security having a minimum face amount of $10,000.00 per state or $50,000.00 per region. Such bond, letter of credit or other security shall be in a form satisfactory to BellSouth and may be increased from time to time as reasonably required by BellSouth to guarantee the performance of all obligations of Licensee hereunder. The amount of the bond, letter of credit or other security shall not operate as a limitation upon the obligations of Licensee hereunder.


22.               INSURANCE

22.1 Licensee shall obtain and maintain insurance (or provide written evidence of being self-insured), including endorsements insuring the contractual liability and indemnification provisions of this Agreement, issued by an insurance carrier reasonably satisfactory to Licensor to protect the Licensor, other authorized Licensees, and Joint User(s) from and against all claims demands, causes of action, judgments, costs, including reasonable attorneys' fees, expenses and liabilities of every kind and nature which may arise or result, directly or indirectly from or by reason of such loss, injury or damage as covered in this Agreement including Article XIV preceding.

22.2 Licensee shall maintain the following amounts of insurance in compliance with (22.1) above:

22.2.1 Commercial General Liability Insurance with limits of not less than $1,000,000 per occurrence and $1,000,000 annual aggregate.

22.2.2 Umbrella or Excess Liability Insurance with limits of not less than $10,000,000 per occurrence and in the aggregate.

22.3 Licensee shall submit to Licensor certificates by each company insuring Licensee with respect to any insurance required hereunder, such certificate(s) to specify the coverage provided and that such company will not cancel or change any such policy of insurance issued to Licensee except after sixty
                  (60) days written notice to Licensor.

22.4 Licensee shall also carry such insurance as will protect it from all claims under any Worker's Compensation Law in effect that may be applicable to it as a result of work performed pursuant to this Agreement.

22.5 All insurance required in accordance with 22.2) and 22.3) preceding must be effective before Licensor will authorize attachment to a Pole and/or Anchor, or occupancy of a Conduit System and shall remain in force until such Licensee's facilities have been removed from all such Pole(s), Anchor(s), Conduit System, or Right of Way. In the event that the Licensee shall fail to maintain the required insurance coverage,

                  Licensor may pay any premium thereon falling due, and the Licensee shall forthwith reimburse the Licensor for any such premium paid.

22.6 Licensee may self-insure any or all of the insurance coverages required in the Agreement.


23.               AUTHORIZATION NOT EXCLUSIVE

23.1 Nothing herein contained shall be construed as a grant of any exclusive authorization, right or privilege to Licensee. BellSouth shall have the right to grant, renew and extend rights and privileges to others not parties to this Agreement, by contract or otherwise, to use any Pole, Anchor, or Conduit System covered by this Agreement and Licensee's rights hereunder.


24.               ASSIGNMENT OF RIGHTS

24.1 Licensee shall not assign or transfer this Agreement or any license or any authorization granted under this Agreement, and this Agreement shall not inure to the benefit of Licensee's successors or assigns, without the prior written consent of BellSouth. BellSouth shall not unreasonably withhold such consent.

24.2 Not withstanding the above, BellSouth hereby consents to assignment by Licensee of this Agreement any license and authorization granted under this agreement to any entity controlling, controlled by or under common control with the Licensee.

24.3 In the event such consent or consents are granted by BellSouth, then the provisions of this Agreement shall apply to and bind the successors and assigns of the Licensee. Form NT-13 shall be used for this purpose.


25.               FAILURE TO ENFORCE

25.1 Failure of BellSouth to enforce or insist upon compliance with any of the terms or conditions of this Agreement or to give notice or declare this Agreement or any authorization granted hereunder terminated shall not constitute a general waiver or relinquishment of any term or condition of this Agreement, but the same shall be and remain at all times in full force and effect.

26.               TERM OF AGREEMENT

                  Unless sooner terminated as herein provided, this Agreement shall continue in effect for a term of one (1) year from the date hereof and thereafter from year to year until either party hereto terminates this Agreement by giving the other party at least ninety (90) days prior written notice thereof. Such ninety (90) days notice of termination may be given to take effect at the end of the original one (1) year period or any time thereafter.

26.1 Termination of this Agreement or any licenses issued hereunder shall not affect Licensee's liabilities and obligations incurred hereunder prior to the effective date of such termination.


27.               SUPERSEDURE OF PREVIOUS AGREEMENT(S)

27.1 This Agreement supersedes all previous agreements, whether written or oral, between BellSouth and Licensee for attachment and maintenance of Licensee's Communications Facilities on Pole(s), Anchor(s), and in Conduit Systems within the geographical area covered by this Agreement; and there are no other provisions, terms or conditions to this Agreement except as expressed herein. All currently effective licenses heretofore granted pursuant to such previous agreements shall be subject to the terms and conditions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate on the day and year written below.


KNOLOGY HOLDINGS, INC.            BELLSOUTH TELECOMMUNICATIONS, INC.

Name of Licensee                  Name of Licensor

By:                               By:


      /s/ Bret T. McCants               /s/ William Smith
      -------------------------         -------------------------
      Signature                         Signature


      Bret T. McCants                   William Smith
      -------------------------         -------------------------
      Printed Name                      Printed Name


      VP - Construction                 Vice President NSP&S
      -------------------------         -------------------------
      Printed Title                     Printed Title


      2/20/98                           2/27/98
      -------------------------         -------------------------
      Date                              Date

                                   APPENDIX I

                         1998 FCC FORMULA SUPPORTED FEES

                            (Re-calculated annually)


Licensee shall pay to Licensor the following fees:

----------------------------------------------------------------------------------------------------------------------
         STATE                    POLES                 ANCHORS                            CONDUIT
                               (ea. / yr.)            (ea. / yr.)
----------------------------------------------------------------------------------------------------------------------
                                                                                                   ($ / ft. / yr.)
----------------------------------------------------------------------------------------------------------------------
Alabama                                   $3.46                   $4.89                                         $0.40
----------------------------------------------------------------------------------------------------------------------
Kentucky #                                                                                                       0.70
----------------------------------------------------------------------------------------------------------------------
    2-user                                 9.45                  $12.90
----------------------------------------------------------------------------------------------------------------------
    3-user                                 5.35                    8.60
----------------------------------------------------------------------------------------------------------------------
Louisiana                                  8.30                                                                   .64
----------------------------------------------------------------------------------------------------------------------
Mississippi                                4.89                                                                 2.50*
----------------------------------------------------------------------------------------------------------------------
Tennessee                                  5.13                                                                   .59
----------------------------------------------------------------------------------------------------------------------
Florida                                    4.26                                                                   .80
----------------------------------------------------------------------------------------------------------------------
                                                             Miami River Crossing                               17.13
----------------------------------------------------------------------------------------------------------------------
Georgia**                                  4.20                                                                   .56
----------------------------------------------------------------------------------------------------------------------
North Carolina                             4.16                                                                   .59
----------------------------------------------------------------------------------------------------------------------
South Carolina                             3.31                                                                   .48
----------------------------------------------------------------------------------------------------------------------

#     All rates in Kentucky are by tariff

*     Tariff rate in Mississippi

**    Per Docket 7061-U; differs from FCC supported rates

i) For the purpose of determining the Duct feet chargeable, the Duct considered occupied shall be measured from the center to center of adjacent Manhole(s), or from the center of a Manhole to the end of a Duct not terminated in a Manhole.

ii) The above rates are not applicable for crossings of any navigable waterway. Rates for navigable waterway crossings will be calculated on an individual case basis.




POLE ATTACHMENT TRANSFER RATE
Per pole (throughout BellSouth region)                                $41.00

                                   APPENDIX II

                           RECORDS MAINTENANCE CENTERS

For ALABAMA plant and right of way records:

         Records Maintenance Center
         S04
         1876 Data Drive
         Birmingham, AL  35244

For KENTUCKY plant and right of way records:

         Records Maintenance Center
         Room 2-SW
         601 W. Chestnut Street
         Louisville, KY  40203

For LOUISIANA plant and right of way records:

         Records Maintenance Center
         2nd Floor North
         6767 Bundy Road
         New Orleans, LA  70140

For MISSISSIPPI plant and right of way records:

         Records Maintenance Center
         5723 Hwy. 18 S
         Jackson, MS  39209

For TENNESSEE plant and right of way records:

         Records Maintenance Center
         Room 9 B 15
         333 Commerce Street
         Nashville, TN  37201

For GEORGIA, FLORIDA, NORTH CAROLINA, AND SOUTH CAROLINA:

Plant Records                             Right of Way Records
-------------                             --------------------
Records Maintenance Center                Regional Landbase Admin. Center
5228 Central Avenue                       Attn.:  Right of Way Records
Charlotte, NC  28212                      16 GG 1 BST
                                          301 W. Bay Street
                                          Jacksonville, FL  32201